Exhibit 10.1

                          CORPORATE SERVICES AGREEMENT


             THIS is an AGREEMENT dated as of the 14th day of November, 1997 between Thermo Electron Corporation, a Delaware corporation ("Thermo"), and Thermo Vision Corporation ("Subsidiary"), a Delaware corporation.

                              Preliminary Statement

             Subsidiary  desires  to  obtain  administrative  and   other
        services from Thermo and Thermo is willing to furnish or make such services available to Subsidiary.

             By this Agreement, Thermo and Subsidiary desire to set forth the basis for Thermo's providing services of the type referred to herein.

                                   Agreements

             IT IS MUTUALLY agreed by the parties hereto as follows:

             1.   Services

             1.1 Beginning on the date of this Agreement, Thermo, through its corporate staff, will provide or otherwise make available to Subsidiary certain general corporate services, including but not limited to accounting, tax, corporate communications, legal, financial and other administrative staff functions, and arrange for administration of insurance and
        employee  benefit  programs.    The  services  will  include  the
        following:

             (a)  Accounting and securities compliance related  services.
        Maintenance of corporate records, assistance, if and when necessary, in preparation of Securities and Exchange Commission filings, including without limitation registration statements, Forms 10-K, 10-Q and 8-K, assistance in the preparation of Proxies and Proxy Statements and the solicitation of Proxies, and assistance in the preparation of the Annual and Quarterly Reports to Stockholders, maintenance of internal audit support services and review of compliance with financial and accounting procedures.

             (b) Tax related services. Preparation of Federal tax returns, preparation of state and local tax returns (including income tax returns), tax research and planning and assistance on tax audits (Federal, state and local).

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             (c)  Insurance  and  employee   benefit  related   services.
        Arranging for liability, property and casualty, and other normal business insurance coverage. Support for product, worker safety
        and  environmental   programs   (Subsidiary   acknowledges   that
        principal  responsibility   for   compliance   rests   with   the
        Subsidiary).      Administration    of   Subsidiary's    employee
        participation in employee benefit  plans sponsored by Thermo  and
        insurance programs such  as the  following:   401(k) plan,  group
        medical insurance, group life insurance, employee stock purchase plan and various stock options plans. Filing of all required reports under ERISA for employee benefit plans sponsored by Thermo.

             (d) Corporate record keeping services. Maintenance of corporate records, including without limitation, maintenance of minutes of meetings of the Boards of Directors and Stockholders, supervision of transfer agent and registration functions, coordination of stock repurchase programs, and tracking of stock issuances and reserved shares.

             (e) Services in addition to those enumerated in subsections 1.1(a) through 1.1(d) above including, but not limited to, routine legal and other administrative activities, Corporate information and treasury and other financial services as reasonably requested by Subsidiary.

             1.2 For performing general services of the types described above in Paragraph 1.1, Thermo will initially charge Subsidiary an annual fixed fee equal to 1.0% of the gross revenues of Subsidiary for the fiscal year in which such services are performed (such amount to be prorated on a daily basis for any partial year), which fee is intended to compensate Thermo for Subsidiary's pro rata share of the aggregate costs actually incurred by Thermo in connection with the provision of such services to all recipients thereof. The fee set forth in the preceding sentence may be adjusted from time to time by mutual agreement of Thermo and Subsidiary.

             1.3 In addition to the foregoing services, certain specific services are made available to Subsidiary by Thermo on an as-requested basis. These may include, but are not limited to, services specifically requested by Subsidiary or services which, in Thermo's judgment, are not routine administrative services or create unusual burdens or demands on Thermo's resources, such as litigation support, acquisition and offering support services (including legal services), corporate development, tax audit support or public or investor relations services other than routine shareholder communications. Thermo will charge Subsidiary the costs actually incurred (including overhead and general administrative expenses) for such services that are requested by Subsidiary and supplied by Thermo.

             1.4 The charges for services pursuant to Subsections 1.2 and 1.3 above will be determined and payable no less frequently

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        than on a quarterly basis.   The charges will be due when  billed
        and shall be paid no later than 30 days from the date of billing.

             1.5  When services  of  the  type described  above  in  this
        Section 1 are provided by outside providers to Subsidiary or, in connection with the provision of such services out-of-pocket costs are incurred such as travel, the cost thereof will be paid by Subsidiary. To the extent that Subsidiary is billed by the provider directly, Subsidiary shall pay the bill directly. If Thermo is billed for such services, Thermo may pay the bill and charge Subsidiary the amount of the bill or forward the bill to Subsidiary for payment by Subsidiary.



             2. Subsidiary's Directors and Officers. Nothing contained herein will be construed to relieve the directors or officers of Subsidiary from the performance of their respective duties or to limit the exercise of their powers in accordance with the charter or By-Laws of Subsidiary or in accordance with any applicable statute or regulation.

             3. Liabilities . In furnishing Subsidiary with management advice and other services as herein provided, neither Thermo nor any of its officers, directors or agents shall be liable to Subsidiary or its creditors or shareholders for errors of judgment or for anything except willful malfeasance, bad faith or gross negligence in the performance of their duties or reckless disregard of their obligations and duties under the terms of this Agreement. The provisions of this Agreement are for the sole benefit of Thermo and Subsidiary and will not, except to the extent otherwise expressly stated herein, inure to the benefit of any third party.

             4.   Term.

             (a) Term. The initial term of this Agreement shall begin on the date of this Agreement and continue through the end of the current fiscal year. This Agreement shall automatically renew at the end of the initial term for successive one-year terms until terminated in accordance with Subsection (b) below.

             (b) Termination This Agreement may be terminated by Subsidiary at any time on thirty days prior notice to Thermo. In addition, this Agreement shall automatically terminate without any further action by either party on the date the Subsidiary ceases to be a member of the Thermo Group or a participant in the Thermo Electron Corporate Charter.

             (c) Termination Fee. In the event of a termination of this Agreement, Subsidiary shall pay to Thermo its pro rata fee pursuant to Section 1.2 for the year in which the termination takes effect plus a termination fee equal to the fee payable under Section 1.2 for the most recent nine consecutive months.

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             (d)  Post-Termination Services . F ollowing a termination of this Agreement, corporate administrative services of the kind provided under the Agreement may continue to be provided to Subsidiary on an as-requested basis by the Subsidiary or as required in the event it is not practicable for the Subsidiary to provide such services or it is otherwise unable to identify another source to provide such services (as would be the case of administration of employee benefit plans and insurance programs
        sponsored  by  Thermo   and  in   which  Subsidiary's   employees
        participate) or as  otherwise required  by Thermo   acting in its
        capacity as majority  stockholder of  Subsidiary.   In the  event
        such services are provided by Thermo to Subsidiary, Subsidiary shall be charged by Thermo a fee equal to the market rate for
        comparable services  charged by  third-party vendors.   Such  fee
        will be charged monthly and payable by Subsidiary within thirty days. The obligations of Subsidiary set forth in this Section 4(d) shall survive the termination of this Agreement.

             5. Status .Thermo shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent Subsidiary.

             6. Other Activities of Thermo. Subsidiary recognizes that Thermo now renders and may continue to render management and other services to other companies that may or may not have policies and conduct activities similar to those of Subsidiary. Thermo shall be free to render such advice and other services, and Subsidiary hereby consents thereto. Thermo shall not be required to devote full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary to perform the services required hereunder.

             7. Notices .All notices, billings, requests, demands, approvals, consents, and other communications which are required or may be given under this Agreement shall be in writing and will be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the parties at their respective addresses set forth below:

             If to Subsidiary:                  If  to Thermo
             ----------------                   -------------
             Thermo Vision Corporation          Thermo Electron Corporation
             8E Forge Parkway                   81 Wyman Street
             Franklin, Massachusetts  02038     Waltham, Massachusetts  02254
             Attention:  President              Attention:
                                                 Chief Executive Officer

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             8.   No Assignment. This Agreement shall not be assignable
        except with the prior written consent of the other party to this Agreement.

             9. Applicable Law . This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein.

             10. Paragraph Titles. The paragraph titles used in this Agreement are for convenience of reference only and will not be considered in the interpretation or construction of any of the provisions thereof.

             IN WITNESS WHEREOF,   the parties have caused  this Agreement
        to be executed as a sealed instrument by their duly authorized officers as of the date first above written.

        THERMO ELECTRON CORPORATION   THERMO VISION CORPORATION

        By:     /s/John N. Hatsopoulos
           ----------------------------------------------------
        Title:  President

               /s/Kristine Stotz Langdon
        By:----------------------------------------------------
        Title:  President